Exhibit 99.1 18135 BURKE ST. OMAHA, NE 68022 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	THREE PART ADVISORS:
Brian Ketcham	Jeff Elliott 972-423-7070
Senior Vice President & Chief Financial Officer	Gary Guyton 214-442-0016
402-827-6579

Lindsay Corporation Reports Fiscal 2022 Fourth Quarter and Full Year Results

•
Fourth quarter consolidated earnings triple to $17.9 million with EPS of $1.62
•
Fourth quarter Irrigation revenues increase on strong unit volume growth in North America
•
Fourth quarter Infrastructure revenues increase on improved Road Zipper System® sales
•
Full year consolidated results reach all-time highs of $770.7 million in revenues and EPS of $5.94

OMAHA, Neb., October 20, 2022—Lindsay Corporation (NYSE: LNN), a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology, today announced results for its fourth quarter and fiscal year, which ended on August 31, 2022.

Fourth Quarter and Full Year Summary

Revenues for the fourth quarter of fiscal 2022 were $190.2 million, an increase of $36.5 million, or 24 percent, compared to revenues of $153.6 million in the prior year fourth quarter. Net earnings for the quarter were $17.9 million, or $1.62 per diluted share, compared with net earnings of $5.8 million, or $0.53 per diluted share, for the prior year fourth quarter.

Revenues for the year ended August 31, 2022 were $770.7 million, an increase of $203.1 million, or 36 percent, compared to revenues of $567.6 million in the prior year. Net earnings for the year were $65.5 million, or $5.94 per diluted share, compared with net earnings of $42.6 million, or $3.88 per diluted share, for the prior year.

“Demand for irrigation equipment remained strong across all geographies in our fourth quarter, particularly in North America where damage to existing systems due to severe weather in the Midwest resulted in a large increase in replacement sales. In the infrastructure business, fourth quarter revenue growth was driven by an increase in Road Zipper sales as we began delivery of a large project we had been expecting in the second half of our fiscal year,” said Randy Wood, President and Chief Executive Officer. “For the full year, strong growth in our irrigation business led to record consolidated revenues of $770.7 million. We were also pleased that, through effective price management and improved operating performance, we were able to overcome the inflationary headwinds we faced earlier in the year to deliver results that met our annual operating margin objective of 12 percent.”

Fourth Quarter Segment Results

Irrigation segment revenues for the fourth quarter of fiscal 2022 were $150.5 million, an increase of $25.2 million, or 20 percent, compared to $125.3 million in the prior year fourth quarter. North America irrigation revenues of $80.1 million increased $26.5 million, or 50 percent, compared to the prior year fourth quarter. The increase in North America irrigation revenues resulted from higher unit sales volumes and higher average selling prices. Higher unit sales volumes resulted primarily from increased storm damage replacement demand compared to the prior year fourth quarter. International irrigation revenues of $70.4 million decreased $1.3 million, or 2 percent, including unfavorable effects of foreign currency translation of approximately $3.5 million compared to the prior year fourth quarter. Strong sales growth in Brazil, Europe and other markets more than offset the impact of a large project in Egypt in the prior year that did not repeat.

Irrigation segment operating income for the fourth quarter of fiscal 2022 was $24.2 million, an increase of $13.6 million, or 129 percent, compared to the prior year fourth quarter. Operating margin was 16.1 percent of sales, compared to 8.4 percent of sales in the prior year fourth quarter. Increased operating income and margin resulted from higher unit sales volumes, improved price realization and lower inflationary headwinds compared to the prior year fourth quarter.

Infrastructure segment revenues for the fourth quarter of fiscal 2022 were $39.7 million, an increase of $11.3 million, or 40 percent, compared to $28.4 million in the prior year fourth quarter. The increase resulted from higher Road Zipper System project sales, which were partially offset by lower Road Zipper System lease revenue.

Infrastructure segment operating income for the fourth quarter of fiscal 2022 was $11.5 million, an increase of $5.7 million or 97 percent compared to the prior year fourth quarter. Operating margin was 28.8 percent of sales, compared to 20.5 percent of sales in the prior year fourth quarter, which is largely due to the increase in Road Zipper System sales.

The backlog of unfilled orders at August 31, 2022 was $96.8 million compared with $149.1 million at August 31, 2021. The irrigation backlog is lower compared to the prior year while the infrastructure backlog is higher.

Outlook

“Current commodity prices and net farm income projections support a positive outlook for North America irrigation equipment demand for the fall selling season, however the ongoing impacts from inflation and supply chain challenges can also impact capital investment decisions for farmers. We expect growth in international markets through expanded production driven by positive agricultural market fundamentals and continuing concerns over food security and global grain supplies,” said Mr. Wood. “In the infrastructure business, we expect to continue delivery of the large Road Zipper System project during the first quarter of fiscal 2023, and expectations for continued growth in this business are supported by an anticipated increase in U.S. infrastructure spending and by the ongoing management of our project sales funnel.”

Fourth Quarter Conference Call

Lindsay’s fiscal 2022 fourth quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (833) 535-2202 in the U.S., or (412) 902-6745 internationally, and requesting the Lindsay Corporation call. Additionally, the conference call will be simulcast live on the Internet and can be accessed via the investor relations section of the Company's Web site, www.lindsay.com. Replays of the conference call will remain on our Web site through the next quarterly earnings release. The Company will have a slide presentation available to augment management's formal presentation, which will also be accessible via the Company's Web site.

About the Company

Lindsay Corporation (NYSE: LNN) is a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology. Established in 1955, the company has been at the forefront of research and development of innovative solutions to meet the food, fuel, fiber and transportation needs of the world’s rapidly growing population. The Lindsay family of irrigation brands includes Zimmatic® center pivot and lateral move agricultural irrigation systems, FieldNET® remote irrigation management and scheduling technology, and industrial IoT solutions. Also a global leader in the transportation industry, Lindsay Transportation Solutions manufactures equipment to improve road safety and keep traffic moving on the world’s roads, bridges and tunnels, through the Barrier Systems®, Road Zipper® and Snoline™ brands. For more information about Lindsay Corporation, visit www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” "expect," "outlook," "could," "may," "should," “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three Months Ended August 31,		Years Ended August 31,
(in thousands, except per share amounts)	2022	2021	2022	2021

Operating revenues	$190,196	$153,648	$770,743	$567,646
Cost of operating revenues	133,079	120,081	571,565	417,441
Gross profit	57,117	33,567	199,178	150,205

Operating expenses:
Selling expense	9,850	8,136	33,920	30,816
General and administrative expense	14,922	12,153	55,470	51,923
Engineering and research expense	4,563	3,855	15,145	13,359
Total operating expenses	29,335	24,144	104,535	96,098

Operating income	27,782	9,423	94,643	54,107

Other (expense) income:
Interest expense	(924)	(1,167)	(4,269)	(4,751)
Interest income	166	285	622	1,083
Other expense, net	(3,392)	(752)	(3,128)	(53)
Total other (expense) income	(4,150)	(1,634)	(6,775)	(3,721)

Earnings before income taxes	23,632	7,789	87,868	50,386

Income tax expense	5,703	1,985	22,399	7,814

Net earnings	$17,929	$5,804	$65,469	$42,572

Earnings per share:
Basic	$1.63	$0.53	$5.97	$3.91
Diluted	$1.62	$0.53	$5.94	$3.88

Shares used in computing earnings per share:
Basic	10,980	10,907	10,965	10,886
Diluted	11,063	11,039	11,031	10,985

Cash dividends declared per share	$0.34	$0.33	$1.33	$1.30

LINDSAY CORPORATION AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Unaudited)

	Three months ended		Twelve months ended
(in thousands)	August 31, 2022	August 31, 2021	August 31, 2022	August 31, 2021
Operating revenues:
Irrigation:
North America	$80,082	$53,539	$355,683	$273,871
International	70,387	71,715	310,146	197,487
Irrigation total	150,469	125,254	665,829	471,358
Infrastructure	39,727	28,394	104,914	96,288
Total operating revenues	$190,196	$153,648	$770,743	$567,646

Operating income:
Irrigation	$24,250	$10,578	$105,763	$63,181
Infrastructure	11,459	5,810	18,328	20,174
Corporate	(7,927)	(6,965)	(29,448)	(29,248)
Total operating income	$27,782	$9,423	$94,643	$54,107

The Company manages its business activities in two reportable segments as follows:

Irrigation - This reporting segment includes the manufacture and marketing of center pivot, lateral move, and hose reel irrigation systems, as well as various innovative technology solutions such as GPS positioning and guidance, variable rate irrigation, remote irrigation management and scheduling technology, irrigation consulting and design and industrial IoT solutions.

Infrastructure – This reporting segment includes the manufacture and marketing of moveable barriers, specialty barriers, crash cushions and end terminals, and road marking and road safety equipment.

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands)	August 31, 2022	August 31, 2021

ASSETS
Current assets:
Cash and cash equivalents	$105,048	$127,107
Marketable securities	11,460	19,604
Receivables,netofallowanceof$4,118and$3,422,respectively	138,200	93,609
Inventories, net	193,776	145,244
Other current assets	28,617	30,539
Total current assets	477,101	416,103

Property, plant, and equipment, net	94,472	91,997
Intangible assets, net	18,208	20,367
Goodwill	67,130	67,968
Operating lease right-of-use assets	19,181	18,281
Deferred income tax assets	9,313	8,113
Other noncurrent assets	25,248	14,356
Total assets	$710,653	$637,185

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$60,036	$45,209
Current portion of long-term debt	222	217
Other current liabilities	100,684	92,814
Total current liabilities	160,942	138,240

Pension benefits liabilities	4,892	5,754
Long-term debt	115,341	115,514
Operating lease liabilities	19,810	18,301
Deferred income tax liabilities	1,054	832
Other noncurrent liabilities	15,256	20,099
Total liabilities	317,295	298,740

Shareholders' equity:
Preferred stock	—	—
Common stock	19,063	18,991
Capital in excess of stated value	94,006	86,495
Retained earnings	579,000	528,130
Less treasury stock - at cost	(277,238)	(277,238)
Accumulated other comprehensive loss, net	(21,473)	(17,933)
Total shareholders' equity	393,358	338,445
Total liabilities and shareholders' equity	$710,653	$637,185

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Years Ended August 31,
(in thousands)	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$65,469	$42,572
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Depreciation and amortization	20,178	19,177
Provision for uncollectible accounts receivable	903	771
Deferred income taxes	(2,063)	1,911
Share-based compensation expense	5,458	6,186
Foreign currency transaction loss (gain)	2,274	(1,934)
Other, net	695	(828)
Changes in assets and liabilities:
Receivables	(47,514)	(11,535)
Inventories	(53,803)	(38,158)
Other current assets	1,220	(8,132)
Accounts payable	13,832	17,993
Other current liabilities	186	18,433
Other noncurrent assets and liabilities	(3,787)	(2,488)
Net cash provided by operating activities	3,048	43,968

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(15,595)	(26,511)
Purchases of marketable securities available-for-sale	(18,468)	(19,356)
Proceeds from maturities of marketable securities available-for-sale	25,968	18,825
Other investing activities, net	(855)	(577)
Net cash used in investing activities	(8,950)	(27,619)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	2,894	3,965
Common stock withheld for payroll tax obligations	(1,181)	(1,269)
Proceeds from employee stock purchase plan	412	—
Principal payments on long-term debt	(218)	(195)
Dividends paid	(14,599)	(14,166)
Net cash used in financing activities	(12,692)	(11,665)

Effect of exchange rate changes on cash and cash equivalents	(3,465)	1,020
Net change in cash and cash equivalents	(22,059)	5,704
Cash and cash equivalents, beginning of period	127,107	121,403
Cash and cash equivalents, end of period	$105,048	$127,107